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                                                                    Exhibit 99.1

                                                           For Immediate Release

[LOGO]

                         Mediacom Communications Reaches
                           Agreement With Excite@Home
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Middletown, NY --- December 4, 2001 --- Mediacom Communications Corporation
(NASDAQ: MCCC) today announced that it has reached a definitive agreement with Excite@Home that will allow the Company to provide continuous service to its high-speed Internet customers through the end of February 2002.

Mediacom is part of a group of broadband service providers that agreed yesterday to a deal with Excite@Home and its creditors to provide uninterrupted service. Mediacom will pay $10 million to Excite@Home under the terms of this transaction, which includes three months of service for its high-speed Internet customers and Excite@Home's assistance with the Company's transition plan. The agreement requires approval by Bankruptcy Court Judge Thomas E. Carlson.

"Our primary objective in these negotiations was to prevent a service interruption to our high-speed Internet customers," said Rocco Commisso, Mediacom's Chairman and CEO. "Assuming the bankruptcy court approves the agreement, we will have three months to complete the transition from Excite@Home. We have performed extensive planning for our high-speed Internet business, and have already started to implement our network plans. We are committed to executing the smoothest possible transition for our customers."

Mediacom Communications is the 8th largest cable television operator in the United States, with cable systems passing approximately 2.6 million homes and serving approximately 1.6 million basic subscribers in 23 states. The Company offers a wide array of broadband products and services, including traditional video services, digital television and high-speed Internet access. The Company was founded in July 1995 by Rocco B. Commisso to acquire and operate cable television systems serving principally non-metropolitan markets in the United States. More information about Mediacom can be accessed on the Internet at: www.mediacomcc.com.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the reports and documents the Company files from time to time with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.


                       Mediacom Communications Corporation
 100 Crystal Run Road o Middletown, NY 10941 o 845-695-2600 o Fax 845-695-2639


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Contact: Mark E. Stephan
         Senior Vice President and
         Chief Financial Officer
         845-695-2640
         mstephan@mediacomcc.com



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